TYPE:  EX-23.2

BUSINESS TRANSLATION SERVICES, INC.

EXHIBIT 23.2 Consent of Experts and Counsel

G. BRAD BECKSTEAD
Certified Public Accountant
330 E. Warm Springs
Las Vegas, NV 89119
702.528.1984
425.928.2877 (efax)


August 1, 2000


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of August 1, 2000, on the Financial Statements of Business Translation Services, Inc. for the six months ending June 30, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead, CPA
--------------------------
Nevada License #2701

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